Exhibit 99.1

NEWS RELEASE

Contact:

Drew Prairie

AMD Public Relations

(512) 602-4425

drew.prairie@amd.com

Ruth Cotter

AMD Investor Relations

(408) 749-3887

ruth.cotter@amd.com

AMD Announces Pricing of Private Offering of $600 Million of Senior Notes

SUNNYVALE, Calif. – February 20, 2014 – AMD (NYSE: AMD) today announced that it has agreed to sell $600 million aggregate principal amount of its 6.75% Senior Notes due 2019 in a private offering. AMD intends to close the transaction on or around February 26, 2014. AMD estimates that the net proceeds from the issuance and sale of the senior notes will be approximately $590 million after deducting the initial purchasers’ discounts and estimated offering expenses. AMD intends to use the net proceeds to repurchase up to $425 million aggregate principal amount of its outstanding 6.00% Convertible Senior Notes due 2015 through a tender offer which was launched on February 20, 2014. Remaining net proceeds will be used to repurchase up to a maximum of $200 million aggregate principal amount of its outstanding 8.125% Senior Notes due 2017 through a tender offer which was also launched on February 20, 2014. AMD will use any net proceeds not used in the tender offers to redeem, repurchase or otherwise retire other outstanding debt.

The new senior notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act. Unless so registered, the new senior notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About AMD

AMD (NYSE: AMD) designs and integrates technology that powers millions of intelligent devices, including personal computers, tablets, game consoles and cloud servers that define the new era of surround computing. AMD solutions enable people everywhere to realize the full potential of their favorite devices and applications to push the boundaries of what is possible. For more information, visit http://www.amd.com.

Cautionary Statement

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect current expectations and projections about future events, including the closing of the offering and AMD’s anticipated use of proceeds from the offering, and thus involve uncertainty and risk. It is possible that future events may differ from expectations due to a variety of risks and other factors such as those described in AMD’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013, as filed with the U.S. Securities and Exchange Commission. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made in light of AMD’s experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. AMD does not intend to update any particular forward-looking statements contained in this news release.

AMD, the AMD Arrow logo, and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and may be trademarks of their respective owners.

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